March 4, 1998


Arthur Goldberg Esq.
170 Old Country Road
Mineola, N.Y. 11501

                  This letter shall constitute the Consulting Agreement (including Exhibit A hereto. this "Agreement") between you ("Consultant") and Educational Video Conferencing, Inc. (the "Company").

                  1. The Company hereby retains Consultant and Consultant hereby agrees to perform such consulting and other services relating to the business of the Company's as are described in Exhibit A attached hereto (the "Description of Services and Compensation").

                  2. For the full and faithful performance of the Services, the Company shall pay Consultant the fees in the amounts and manner set forth in Exhibit A.

                  3. The Company represents and warrants to Consultant that its Board of Directors has approved the Company's entering into this Agreement and the transactions contemplated hereby and the Shares, when issued to Consultant, will have been duly authorized and validly issued fully paid and non-assessable.

                  4. Consultant represents and warrants to the Company that Common Stock issued to him pursuant to this Agreement (the "Shares"), will be acquired by him solely for his own account for investment purposes; that he does not have the present intention of reselling or distributing the Shares; that he understands the Shares have not been and will not be registered under the Securities Act of 1933 (the "Act") in reliance upon an exemption from such registration; that the Shares cannot be resold or otherwise transferred unless registered under the Act or exempt from such registration and that the certificate(s) representing the Shares will bear a restrictive legend to such effect; that he has received and read the Company's Confidential Offering Memorandum dated December 24, 1997, and has had the opportunity to ask questions of and obtain information about the Company to his satisfaction, including information he deemed necessary to verify and up;date the information contained in such Memorandum; and that he is an "accredited investor," as defined in Regulation D under the Act. Consultant also represents and warrants that he is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof arc not inconsistent with any other obligation he may have.

                  5. This Agreement shall have an initial three-year (3) term commencing today and ending January 31, 1998 unless this Agreement is not previously terminated, as provided herein. The expiration or termination of this Agreement shall not relieve Consultant or the Company of any obligations hereinafter which by their terms are intended to survive the termination of this Agreement, including pursuant paragraphs 7, 9, 10 and 11 below.

                  6. Except as otherwise provided in Exhibit A hereto, Consultant agrees to make himself available to render the Services at such time or times and location or locations as may be requested, from time to time, by the Company and at such other times reasonably required to perform the services. Consultant agrees to devote his reasonable efforts to performing the Services.

                  7. So long as this Agreement continues in effect and for a period of 24 months following the termination of this Agreement Consultant shall not, solicit any employees, customers, educational providers of the Company or engage in any employment, consulting or business activity that is or is intended to be competitive with the business of the Company (i.e., educational video conferencing), as being conducted at the time of such termination, or any products or services which are being considered, developed, marketed and/or sold at the time of such termination provided, however, that the Consultant's ownership of any investment in any security shall not be deemed to be a violation of this Section 9 if such investment does not constitute over one percent (1%) of the outstanding issue of such security.

                  8. It is understood and agreed that Consultant's relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties.

                  9. (a) Subject to such 9(b) below. Consultant agrees that he will not at any time publish or disclose to others or use for his own benefit or the benefit of others any business plans and strategies, trade secrets, financial information, customer or vendor lists or other information (individually or collectively, "Information") that becomes known to him as a result of his consulting relationship with the Company and which is the property of the Company or any of its clients, customers, consultants, licensors, licensees, or affiliates, except as may be necessary in the ordinary course of performing in good faith his particular duties as a consultant of the Company.

                     (b) The provisions of subparagraph 9(b) shall not apply
(i) to the extent the Information was previously known to Consultant without breach of subparagraph 9(a); (ii) to the extent Information becomes publicly available by action of the Company or third parties; (iii) to the extent Consultant receives such Information from a third party who has rightfully received such Information and is not under any duty to keep such Information confidential, and (iv) to the extent Consultant is required to provide Information to a court of law or pursuant to lawful subpoena or summons.

                     (c) Upon termination of this Agreement, Consultant shall return to the Company any and all documents and materials containing Information that are the property of the Company or its customers, licensees, licensors or affiliates.

                  10. Consultant agrees that he will not make any notes or memoranda relating to the business of the Company otherwise than for the benefit of the Company and will not at any time use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company.

                  11. Consultant agrees that any breach of this Agreement by him could cause irreparable damage to the Company and that, in the event of such breach. the Company shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery. of damages by the Company.

                  12. The Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of his rights or obligations hereunder except to a corporation of which he is the sole stockholder. In no event shall Consultant assign or delegate responsibility for actual performance of the Services to any other natural person.

                  13. Notwithstanding anything to the contrary contained herein, either party shall have the fight to terminate this agreement at any time on five days notice, with or without cause.

                  14. All notices and other communications hereunder shall be deemed given when delivered by hand against receipt (which shall include delivery by Federal Express or similar service) or three business days after being sent by registered or certified mail, return receipt requested, in each case addressed to the party at his or its address set forth above, or to such other address as such party may designate in writing to the other.

                  15. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

                  16. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any waiver shall be limited to the particular instance and the particular time when and for which it is given.

                  17. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

                  18. The invalidity or enforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement. provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonable expected to receive hereunder, that party shall have the fight to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Please indicate your Agreement to the foregoing by signing a copy of this Agreement where provided below and returning such copy to the Company.

Very truly yours,

EDUCATIONAL VIDEO CONFERENCING, INC.


By: /s/ Dr. Arol I. Buntzman
   --------------------------------
   Dr. Arol I. Buntzman, Chief
         Executive Officer


AGREED:

/s/ Arthur Goldberg
-----------------------------------
Arthur Goldberg, Consultant

                                    Exhibit A
                    Description of Services and Compensation


                  Consultant shall help the Company obtain financing and corporate customers along with helping the Company indemnify and acquire proprietary educational providers. Consultant shall also be available to help in strategic planning and corporate development.

                  For the full and faithful performance of the Services, the Company shall pay Consultant the fees in the amounts and manner set forth below:

         (a) 5% percent of all revenue received from any activities with New York Institute of Technology (NYIT).

         (b) 50,000 options exercisable over a seven-year period at a price of S3.50 per share. Of these options, 25,000 options shall vest after 6 months.

         (c) Up to 150,000 options exercisable over a seven-year period at a price of $3.50 per share. Said options shall vest ratably at the rate of 50,000 per year long as either party has not canceled the contract.

The options shall contain the customary anti-dilution and payment in kind provisions.

                               ARTHUR H. GOLDBERG
                                   25 TIDEWAY
                              KINGS POINT, NY 11024



March 4, 1998


Dr. Arol I. Buntzman
Educational Video Conferencing, Inc.
35 E. Grassy Sprain Road - Suite 504
Yonkers, New York 10710

                           RE: Consulting Contract dated March 4, 1998

Dear Arol:

It is understood that you have retained the law firm of Ruskin, Moscou, Evans & Faltischek to act as counsel to the company. I am affiliated with the law firm in an "of counsel" capacity. It is understood that I will only bill for my time spent on company matters if it is in the nature of legal matters and not matters for which I am consulting. Partners and associates of the firm will bill for their time in the normal course.

Sincerely,


Arthur H. Goldberg